Exhibit 10.1.3

NOTIFICATION, WAIVER, CONSENT & AMENDMENT

June 2, 2008

Ms. Susan Johnson
Union Bank of California, N.A.
445 South Figueroa Street, 15th Floor
Los Angeles, CA 90071

Dear Susan:

Reference is made to the Financing Agreement, dated as of April 22, 2005 (as amended, modified or supplemented as of the date hereof, the “Financing Agreement”), among Aquila, Inc. (the “Company”), the banks named therein, and Union Bank of California, N.A., as Agent and as Lender.  Capitalized terms used but not defined herein have the meanings given to them in the Financing Agreement.

Section 1.                      Background.

Pursuant to an Agreement and Plan of Merger dated as of February 6, 2007, by and among Great Plains Energy Incorporated (“GPE”), the Company, Black Hills Corporation (“Black Hills”), and Gregory Acquisition Corp., the Company has agreed to be acquired by GPE.  The transaction will be consummated by merging Gregory Acquisition Corp. with and into Company (the “Merger”), with the Company continuing as the surviving corporation.  Upon completion of the Merger, the Company will become a wholly-owned subsidiary of GPE.

Immediately prior to closing the Merger, and as a condition precedent to the completion of the Merger, the Company will sell certain of its utility properties to Black Hills for a base purchase price of $940 million (the “Asset Sale”).  The assets to be acquired by Black Hills include the Receivables generated by the Company’s Colorado, Iowa, Nebraska, and Kansas operations (collectively, the “Sale Receivables”), as well as the Related Security and Collections related to those Receivables.  The net cash proceeds of the Asset Sale will be used, in part, to fund the cash portion of the consideration to be paid by GPE to the Company’s shareholders in the Merger.

Under the definitive transaction agreements, (i) neither the Asset Sale nor the Merger will close unless both transactions close, and (ii) the Company is required to complete the Asset Sale and Merger on the first business day immediately after the business day on which all closing conditions are satisfied, unless otherwise agreed to by the parties to the transaction agreements.  The Company anticipates closing the transactions on or about July 1, 2008, but no later than August 6, 2008.

Section 2.                      Notification and Requests related to the Asset Sale.

Subject to the satisfaction of the conditions set forth in Section 4 below, the Company hereby requests that, effective as of the Effective Date (defined below):

(a)           pursuant to Section 6.8 of the Financing Agreement, the Sale Receivables and the Related Security and Collections associated with the Sale Receivables be released from the Collateral and, in this regard, that the notation of the Agent as the lienholder be removed on any financing statement with respect to such portion of the Collateral, provided, that (i) the Company has delivered to the Agent the certificate attached hereto as Exhibit “A” prior to the Effective Date, and (ii) the outstanding amount of all Obligations as of the Effective Date does not exceed the Availability calculated after giving effect to the omission of the Sale Receivables; and

(b)
pursuant to Section 6.8(b) of the Financing Agreement, the Agent either waive the requirement of 30 days’ prior written notice, as described in Section 6.8(b)(v), or acknowledge that the delivery of this Letter Agreement (defined below) satisfies the notice requirement contained in Section 6.8(b)(v) of the Financing Agreement.

To permit the Company to timely close the Asset Sale, the Company further requests that the Agent (i) consent to the prospective designation, upon delivery at any time of a written designation by the Company, of the Sale Receivables as Excluded Receivables under the Financing Agreement, (ii) consent to such prospective designation, and (iii) waive the requirement set forth in the definition of Excluded Receivable that such a designation take effective only as of the next reporting period following delivery of the Monthly Report for the current month; provided, as of the date on which the Company provides such written designation the amount of all Obligations does not exceed the Availability calculated after giving effect to the treatment of the Sale Receivables as Excluded Receivables.

Section 3.                      Requests related to the Merger.

To ensure that certain provisions of the Financing Agreement are consistent with the terms of GPE’s finance agreements and that, after the Merger, the Company can make the representations and warranties required to be made in connection with extensions of credit under the Financing Agreement, the Company hereby requests that, subject to the satisfaction of the conditions set forth in Section 4 below, the Required Lenders consent, effective as of the closing of the Merger (the “Effective Date”), to the following:

(a)	amend the definition of Domestic Utility Business by deleting the words “and natural gas” in the definition thereof;

(b)	add a new definition as follows:

“GPE Guaranty means that written guarantee (in a form reasonably acceptable to the Agent) for the benefit of the Lenders, pursuant to which Great Plains Energy Incorporated guarantees the payment and other obligations of the Company under the Agreement.”

(c)	amend the definition of Liquidity by deleting the word “and” immediately before “(v)” and inserting the following at the end of the first sentence:

“, and (vi) the available unused amount under the GPE Guaranty.”

(d)           amend the definition of Liquidity Event to read as follow:

              “Liquidity Event means GPE fails to maintain and honor the GPE Guaranty and the Company has less than $25,000,000 of Liquidity.”

(e)           amend the definition of “Net Receivables Pool Balance” to read as follows:

Net Receivables Pool Balance means as of any date of determination an amount equal to (i) 85% of the aggregate Outstanding Balance of the Eligible Receivables at such time, less (ii) the Applicable Reserve as of such date of determination, less (iii) the aggregate amount of the portion of the Outstanding Balance of each Eligible Receivable relating to sales or use taxes, and less (iv) the amount of the Deposit Reserve at such time, less (v) the aggregate amount of Finance Charges then due and owing with respect to all Eligible Receivables.

(f)	amend Section 3.4(b)(C) by deleting “$40,000,000” and inserting in lieu thereof “$30,000,000”.

(g)           amend Section 7.1(q) of the Financing Agreement to read as follows:

“The Company is not, and after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.”;

(h)
amend Section 7.2(l) of the Financing Agreement by deleting the phrase “, and as Receivables constituting a portion of the “Domestic Utilities” reporting segment on the Company’s financial statements”;

(i)
with respect to transactions between the Company and one or more wholly-owned subsidiaries of GPE, including Kansas City Power & Light Company, amend Section 7.2(m) of the Financing Agreement to read as follows:

“Enter into transactions with affiliates of the Company only upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party; provided, the foregoing will not apply to affiliate transactions (i) subject to the affiliate transaction rules and regulations of the Missouri Public Service Commission or otherwise authorized by the applicable state or federal regulatory authorities, or (ii) necessary to functionally integrate and operate the utility operations of the Company and Kansas City Power & Light Company.”;

(j)
consent, pursuant to Section 7.5(f) of the Financing Agreement, to the renaming of the Company provided, that this consent is conditioned on the delivery by the Company or GPE to the Agent of all financing statements, instruments and other documents (including legal opinions) requested by the Agent in connection with such renaming; and

(k)	consent to the use by the Company of the trade names “KCP&L Greater Missouri Operations Company” and “KCP&L” and the relocation of the Company’s principal place of business and chief executive office to 1201 Walnut, Kansas City, MO 64106; provided, that this consent is conditioned upon the delivery by the Company or GPE to the Agent of an updated Perfection Certificate prior to any borrowing by the Company following the Merger to provide that (i) the principal place of business and chief executive office of the Company will be 1201 Walnut, Kansas City, MO 64106 and (ii) each of “KCP&L Greater Missouri Operations Company” and “KCP&L” is a trade name pursuant to which the Company has conducted or, if applicable, intends to conduct its business.

In connection with the foregoing, the Company also wishes to reduce the aggregate amount of loans, advances and extensions of credit made available to the Company under the Agreement following the Merger.  Accordingly, the Company hereby (i) requests that, subject to the satisfaction of the conditions set forth in Section 4 below, as of the Effective Date, the definition of “Revolving Line of Credit” in Section 1.1 of the Agreement be amended by replacing with “$150,000,000” with “$65,000,000”; and (ii) pursuant to Section 3.3 of the Agreement, notifies the Agent that $85,000,000 of the Lenders’ Commitment should be irrevocably and ratably terminated immediately following the completion of the Merger on the Effective Date.

Section 4.                      Representations and Warranties; Conditions Precedent.

The Company hereby represents and warrants to you that, as of the Effective Date and after giving effect to this Notification, Waiver, Consent & Amendment (this “Letter Agreement”), each of the representations and warranties made by the Company in or pursuant to Section 7 of the Financing Agreement will be true and correct in all material respects as if made on and as of the Effective Date, and no Event of Default will have occurred and be continuing.  For purposes of this Letter Agreement, references in Section 7 of the Financing Agreement to “this Agreement’, “hereunder”, “hereof” and words of like import referring to the Financing Agreement will be deemed to be a reference to this Letter Agreement and the Financing Agreement, as modified hereby, and references to “date hereof” will be deemed to be a reference to the date of this Letter Agreement.

Notwithstanding anything herein, in no event will the waivers, consents, and amendments set forth in this Letter Agreement become effective unless and until the following condition precedents have been satisfied: (i) GPE has delivered to the Agent a written guarantee (in a form reasonably acceptable to the Agent) for the benefit of the Lenders, pursuant to which GPE guarantees the payment and other obligations of the Company under the Financing Agreement; and (ii) GPE has paid, or caused to be paid, to the Agent a fee to be agreed upon GPE and the Agent after the date hereof, for the benefit of the Lenders that timely execute this Letter Agreement.

Section 5.                      Execution and Delivery.

If you consent to the requests described above, please evidence such consent by executing and returning at least four counterparts of this Letter Agreement to Union Bank of California, N.A., 445 South Figueroa Street, 15th Floor, Los Angeles, CA, Attention: Susan K. Johnson (fax no. 213.236.4096) no later than 10 a.m. (Pacific time) on Tuesday, June 10, 2008.

Section 6.                      Miscellaneous.

The execution, delivery and effectiveness of this Letter Agreement will not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender under the

Financing Agreement, nor constitute a waiver of any other provision of the Financing Agreement.

This Letter Agreement is subject to the provisions of Section 12.2 of the Financing Agreement.  This Letter Agreement will be binding on the parties hereto and their respective successors and permitted assigns under the Financing Agreement.

This Letter Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall constitute an original and all of which taken together shall constitute one and the same instrument.  This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

AQUILA, INC.

By: /s/ Michael Cole
Michael Cole
Vice President, Finance and Treasurer

S-1

The undersigned parties to the Financing Agreement
hereby consent to the requests described above:

UNION BANK OF CALIFORNIA, N.A.
as Agent and Lender

By: /s/ Susan K. Johnson
       Name: Susan K. Johnson
       Title: Vice President

S-2

ALLIED IRISH BANKS, P.L.C.
as Lender

By: /s/ Aidan Lanigan
       Name: Aidan Lanigan
       Title:  Vice President

By: /s/ David O’Driscoll
       Name: David O’Driscoll
       Title:  Assistant Vice President

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES
as Lender

By: /s/ Hans J. Scholz
       Name: Hans J. Scholz
       Title: Vice President

By: /s/ Svetlana Parilova
       Name: Svetlana Parilova
       Title: Assistant Treasurer

LASALLE BUSINESS CREDIT, LLC
as Lender

By: /s/ Mitchell J. Tarvid
       Name: Mitchell J. Tarvid
       Title:  First Vice President

 EXHIBIT “A”

Certificate

I, ___________________, ● of Aquila, Inc., a Delaware corporation (the “Company”), do hereby certify, pursuant to Section 6.8 of the Financing Agreement, dated as of April 22, 2005, among the Company, the banks named therein, and Union Bank of California, N.A., as Agent and as Lender (as amended, modified or supplemented as of the date hereof, the “Financing Agreement”, and terms capitalized but not defined herein have the meanings ascribed to them in the Financing Agreement), that:

1.	as of the date hereof, no Event of Default or Sweep Event is continuing;

2.
the Asset Sale (as defined in the Letter Agreement dated June 2, 2008) is in accordance with the terms and conditions of the Financing Agreement, including (a) the Asset Sale shall be made for fair value on an arm’s length basis and (b) at least seventy-five percent (75%) of the purchase price of the Asset Sale shall be paid in cash and such cash portion of the purchase price shall be payable at (or prior to) the closing of the Asset Sale; and

3.
the material terms and conditions of the Asset Sale are described in the press release and agreements attached as exhibits 99.1, 10.1 and 10.2 to the Form 8-K filed with the Securities and Exchange Commission by the Company on February 7, 2007.  Copies of these documents are available for review online at either the Securities and Exchange Commission’s EDGAR website or the Company’s website, or both.

IN WITNESS WHEREOF, this Certificate is given this ● day of ●, 2008.

AQUILA, INC.

Per:           ___________________________
Name:                      ●
Title:                      ●